Exhibit 5.1
October 10, 2007
V.F. Corporation
105 Corporate Center Blvd.
Greensboro, North Carolina 27408
Ladies and Gentlemen:
     We have acted as counsel to V.F. Corporation, a Pennsylvania Corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of the sale from time to time of (i) debt securities (the “Debt Securities”), which may be issued pursuant to an indenture between the Company and The Bank of New York Trust Company, N.A., as trustee, as amended from time to time (the “Indenture”); (ii) shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), of the Company; (iii) shares of common stock, without par value (the “Common Stock”), of the Company; (iv) warrants to purchase Debt Securities, Preferred Stock and Common Stock of the Company and other securities or rights (the “Warrants”); (v) purchase contracts (the “Purchase Contracts”) for the purchase or sale of (A) the Company’s securities or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above, (B) currencies and (C) commodities; and (vi) units (the “Units”) consisting of one or more Purchase Contracts, Warrants, Debt Securities, shares of Preferred Stock, shares of Common Stock or depositary shares or any combination of such securities.
     We have examined originals or copies, certified and otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.
     On the basis of the foregoing, we are of the opinion that:
     1. When the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     2. When the Warrants have been duly authorized by the Company, the applicable warrant agreement and the applicable warrant certificates have been duly authorized, executed and delivered, and the Warrants have been duly issued and delivered by the Company, the Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     3. When the Purchase Contracts have been duly authorized by the Company, and the applicable purchase contract agreement and pledge agreement have been duly authorized, executed and delivered, the Purchase Contracts will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     4. When the Units have been duly authorized by the Company, all corporate action on the part of the Company has been taken to authorize and execute and deliver or issue the securities underlying such Units, and the applicable Unit agreement has been duly authorized, executed and delivered, the Units will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

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     In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall be effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.
     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. In giving the foregoing opinion, we have as to all matters governed by the laws of the Commonwealth of Pennsylvania, relied on the opinion of Candace S. Cummings, Vice President — Administration, General Counsel, and Secretary of the Company, a copy of which has been delivered to you today, and our opinion is subject in all respects to the assumptions, qualifications and exceptions contained in such opinion.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purposes or relied upon by or furnished to any other person without our prior written consent.
Very truly yours,
/s/ Davis Polk & Wardwell

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